Exhibit 99.1

PRESS RELEASE

P10 Schedules Third Quarter 2021 Earnings Release for Friday, November 12, 2021

Dallas, Texas – November 5, 2021 – P10, Inc. (NYSE: PX), a leading private markets solutions provider, today announced it will release its third quarter 2021 results on Friday, November 12, 2021, before U.S. markets open.

The company will also host a conference call at 8:30 a.m. Eastern Time on Friday, November 12, 2021.

The call will be webcast live and may be accessed HERE.

All participants joining by telephone should dial one of the following numbers, followed by the Participant Code provided:

United States:	1-646-904-5544 or 1-844-200-6205
Canada:	1-226-828-7575
All other locations:	1-929-526-1599

Participant Code:	914613

For those unable to participate in the live call, a replay will be made available on P10’s investor relations page at www.P10alts.com.

About P10

P10 is a leading multi-asset class private markets solutions provider in the alternative asset management industry. P10’s mission is to provide its investors differentiated access to a broad set of investment solutions that address their diverse investment needs within private markets. As of September 30, 2021, P10 has a global investor base of over 2,400 investors across 46 states, 29 countries and six continents, which includes some of the world’s largest pension funds, endowments, foundations, corporate pensions and financial institutions. Visit www.p10alts.com.

Ownership Limitations

P10’s Certificate of Incorporation contains certain provisions for the protection of tax benefits relating to P10’s net operating losses. Such provisions generally void transfers of shares that would result in the creation of a new 4.99% shareholder or result in an existing 4.99% shareholder acquiring additional shares of P10.

P10 Press and Investor Contact:

info@p10alts.com